RoomLinX Appoints Woody McGee to Board of Directors

Accomplishments Include Coordinating the Sale of TELXON to Symbol Technologies

DENVER, CO -- 02/14/2007 -- RoomLinX, Inc. (PINKSHEETS: RMLX), a leading provider of wireless and wired Internet solutions to the hospitality industry, today announced the appointment of Woody McGee to its Board of Directors and Chairman of the audit committee.

Mr. McGee is a seasoned veteran with 37 years experience in electronics, telecommunications, industrial automation, security, wireless mobile computing/software and consumer products industries. His experience spans the disciplines of operations, finance, human resources, information technologies, contract administration, sales, senior management as well as merger/acquisition management. Mr. McGee has extensive experience in foreign operations including operating responsibility for divisions in Germany and Scotland and financial responsibility for divisions in Germany, Scotland, Canada, Italy, Mexico and the United States.

Woody currently holds a position as a consultant for a leading private equity/hedge fund. His duties consist of due diligence on potential acquisitions and providing executive management for portfolio companies of private equity funds. He also sits on the Board of Directors for CoinMach Service Corp. and Global Home Products, a $500 million private company.

Michael Wasik, CEO of RoomLinX, stated, "We are very excited by the addition of a superior caliber business person and financial professional like Mr. McGee joining our Board of Directors. This is our first major action, since I became CEO of RMLX, to seriously upgrade the quality of our board and executives. Woody's 'take action' approach fits very well with how we do things at RoomLinX."

McGee's accomplishments include:

--  In October of 2005 Mr. McGee became the Chief Financial Officer of
    Global Home Products, a $500  million consumer products manufacturer and importer. In December of 2005, he was appointed President and Chief
    Operating Officer to restructure the business. The Burnes Group, a $180 million division was successfully divested in May 2006. The WearEver Group, a $123 million division was successfully divested in August 2006.

--  In November of 2002 Mr. McGee was appointed  Chief Restructuring
    Officer for the largest private payphone provider in the United States.
    August 2003 Mr. McGee became CEO and COB of Company and began the restructuring of the operations and administrative functions, reduced operating cost by $21 million and administrative cost by $6 million from
    August 2003 to November 2004. Mr. McGee negotiated the sale of the Company in November of 2004.
Mr. McGee stated, "I am very excited to work with Mike Wasik and his team in the WiFi and Media space as I believe we are at an early stage of development in this sector. RoomLinX is well positioned to take advantage of the industry growth opportunities over the next several years. I look forward to digging in and making a difference."

About RoomLinX, Inc.

RoomLinX is a pioneer in Broadband High Speed Wireless Internet connectivity, specializing in providing the most advanced Wi-Fi Wireless and Wired networking solutions for High Speed Internet access to Hotel Guests, Convention Center Exhibitors, Corporate Apartments, and Special Event participants. Designing, deploying and servicing site-specific wireless networks for the hospitality industry is RoomLinX's core competency. www.roomlinx.com.

Safe Harbor

Certain statements in this news release, including statements that we "believe," "expect," "intend," "plan" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings available at http://www.sec.gov.

Contact:

Michael Wasik
CEO
RoomLinX, Inc.
mwasik@roomlinx.com
(303) 544-1111, x101

Alan Sheinwald
Alliance Advisors, LLC
(914) 669-0222
asheinwald@allianceadvisors.net